UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 15, 2006

OVERLAND STORAGE, INC.
(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure.

On August 10, 2006, we issued a press release announcing our preliminary financial results for the fourth fiscal quarter and fiscal year ended June 30, 2006. The press release was furnished as Exhibit 99.1 to the Current Report on Form 8-K filed on August 10, 2006.

After the date of the Form 8-K, as part of our preparation for the filing of our Annual Report on Form 10-K, we determined that our accrual of accounts payable and accrued liabilities at June 30, 2006 as stated in the Form 8-K was incorrect and required adjustment.  The financial statements included in Part IV, Item 15 of our Form 10-K for the fiscal year ended June 30, 2006 (filed of even date herewith) reflect the proper balance of accruals.  The result of this correction is that the net loss for the fourth quarter ended June 30, 2006 was $6.8 million, or $0.52 per share, rather than $5.7 million, or $0.43 per share, as stated in the August 10, 2006 press release. Net loss for the fiscal year ended June 30, 3006 was $19.5 million, or $1.42 per share, rather than $18.3 million, or $1.33 per share, as stated in the August 10, 2006 press release.

As of July 2, 2006, the Company did not maintain effective controls over the completeness and accuracy of accounts payable and accrued expenses. Specifically, controls over cut-off and completeness of accounts payable and accrued expenses were insufficient to ensure that invoices from certain vendors were properly evaluated at period end.  We believe the material weakness was caused primarily by the departures of our controller and accounting manager in April and May 2006, and the resulting reassignment of tasks until the positions were filled in June and July 2006.  In addition to the replacement of departed personnel, we have reassigned the tasks to the new personnel consistent with our historical practices and will revise in September 2006 our controls concerning cut-offs and accruals to better assure completeness, valuation and existence of accounts payable and accrued expenses.

The information in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: September 15, 2006	By:	/s/ Vernon A. LoForti
Vernon A. LoForti
Vice President & CFO